EXHIBIT 10.2
APPLIED INDUSTRIAL TECHNOLOGIES, INC.
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(Post-2004 Terms)
WHEREAS, the Applied Industrial Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors (formerly known as the Bearings, Inc. Deferred Compensation Plan for Non-Employee Directors and hereinafter referred to as the “Plan”) was established effective as of July 1, 1991, by Bearings, Inc., the predecessor to Applied Industrial Technologies, Inc. (hereinafter referred to as the “Company”) to provide non-employee members of the Board of Directors of the Company (hereinafter referred to as “Directors”) with a means by which to defer receipt of all or a portion of the compensation payable to them for their services as Directors; and
WHEREAS, the Plan was most recently restated as of September 1, 2003; and
WHEREAS, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter referred to as “Section 409A”) and to facilitate administration of certain nonqualified deferrals thereunder, the Plan is hereby bifurcated effective January 1, 2005, into two parts; namely, one part consists of the Plan, as in effect on October 3, 2004 (hereinafter referred to as the “Frozen Terms”), and which is frozen and shall not be modified except as permitted under Section 409A so as to preserve the grandfathered status of deferrals and related earnings thereunder, and the second part which consists of the post-2004 terms of the Plan, as amended effective January 1, 2005, for compliance with Section 409A (hereinafter referred to as the “Post-2004 Terms”); and
WHEREAS, deferrals earned or vested after December 31, 2004, and before the Plan was bifurcated and amended have been made and administered in good faith in accordance with the requirements of Section 409A;
NOW, THEREFORE, effective January 1, 2005, the Post-2004 Terms of the Plan are hereinafter set forth.

ARTICLE I
DEFINITIONS
1.1 Definitions. As used herein, the following words shall have the meanings hereinafter set forth unless otherwise specifically provided.
(1) The term “Beneficiary” shall mean the person or persons who, in accordance with the provisions of Article V, is entitled to distribution hereunder in the event a Participant dies before his interest under the Plan has been distributed to him in full.
(2) The term “Board” shall mean the Board of Directors of the Company.
(3) The term “Change in Control” shall mean a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company that constitutes a “change in control” under Section 409A.
(4) The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.
(5) The term “Committee” shall mean the Corporate Governance Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan. The Committee shall be constituted so as to satisfy any applicable legal requirements including the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any similar rule which may subsequently be in effect. The members shall be appointed by, and serve at the pleasure of, the Board and any vacancy on the Committee shall be filled by the Board.
(6) The term “Common Shares” shall mean the common stock of the Company.
(7) The term “Company” shall mean Applied Industrial Technologies, Inc., its corporate successors, and any corporation into or with which it is merged or consolidated.
(8) The term “Compensation” shall mean the retainer and fees paid by the Company to a Director for his services as a Director.

(9) The term “Deferral” shall mean that portion of the Compensation which a Participant elects to defer pursuant to the terms of the Post-2004 Terms.
(10) The term “Deferral Account” shall mean the bookkeeping account established under the Plan in the name of each Participant to reflect the Deferrals of such Participant.
(11) The term “Director” shall mean any non-employee member of the Board of Directors of the Company.
(12) The term “Election Form” shall mean the form which may be electronic, telephonic or hard copy and on which a Director elects to defer compensation under the Post-2004 Terms as provided in Section 2.1.
(13) The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a section of ERISA shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.
(14) The term “Fair Market Value” shall mean the average of the high and low prices of a Common Share as reported on the composite tape for securities listed on the New York Stock Exchange for the date in question, provided that if no sales of Common Shares were made on said exchange on that date, the average of the high and low prices of a Common Share as reported on said composite tape for the nearest preceding day on which sales of Common Shares were made on said Exchange.
(15) The term “Fiscal Year” shall mean the fiscal year of the Company, which begins on each July 1 and ends on the subsequent June 30.
(16) The term “Frozen Terms” shall mean the terms of the Plan, as in effect on October 3, 2004.
(17) The term “Fund” shall mean any investment fund designated by the Committee in which Deferrals are deemed to be invested; provided, however, that one such Fund shall be deemed to be invested in Common Shares.
(18) The term “Participant” shall mean a Director who elects to defer all or any portion of his Compensation under the Plan pursuant to the provisions of Article II.

(19) The term “Plan” shall mean the Applied Industrial Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors which, effective as of January 1, 2005, shall consist of the Frozen Terms and the Post-2004 Terms.
(20) The term “Post-2004 Terms” shall mean the portion of the Plan as set forth herein with respect to Deferrals earned or vested after December 31, 2004, with all amendments, supplements, and modifications hereafter made.
(21) The term “Section 409A” shall mean Section 409A of the Code, and the regulations and rulings promulgated thereunder.
(22) The term “Separation from Service” shall mean the termination of services for the Company by a Participant for any reason other than death. Notwithstanding the foregoing, whether or not a Participant has incurred a Separation from Service shall be determined in accordance with the provisions of Section 409A.
(23) The term “Trust” shall mean the trust maintained pursuant to the terms of the Applied Industrial Technologies, Inc. Non-Employee Directors Deferred Compensation Grantor Trust Agreement, with all amendments, supplements, and modifications.
(24) The term “Unforeseeable Emergency” shall be defined and determined in accordance with the provisions of Section 409A, which include a severe financial hardship of a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152 of the Code (without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code); a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home by natural disaster not otherwise covered by insurance); or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
(25) The term “Valuation Date” shall mean the last day of each Fiscal Year quarter and any other date as may be designated as such by the Committee.
1.2 Construction. Where necessary or appropriate to the meaning herein, the singular shall be deemed to include the plural and the masculine pronoun to include the feminine.

ARTICLE II
DEFERRAL ELECTIONS
2.1 Participation and Elections to Defer. Each Director who was participating in the Plan under the Frozen Terms as of December 31, 2004, and who continues to serve as an active Director shall be eligible to continue to participate in the Plan under the Post-2004 Terms as of January 1, 2005. Directors who were not participating in the Plan under the Frozen Terms and Directors who were elected to the Board on or after January 1, 2005, shall be eligible to participate in the Plan under the Post-2004 Terms for services performed after December 31, 2004. As a condition of participation in the Plan, a Director must complete, sign, and return to the Committee an Election Form, within the time permitted under Section 2.2 for making elections. A Participant’s Election Form shall specify the amount or percentage of the Compensation being deferred and the time and form of payment in accordance with Article IV. The election to defer, including the election of the time and form of payment, shall be irrevocable as of the date specified in Section 2.2. Pursuant to Article IV, a Participant may make a subsequent election to delay payment and change the form of payment of a Deferral.
2.2 Time of Elections. On or before each December 31 immediately preceding the first day of the calendar year during which services giving rise to Compensation will be performed, a Director may elect to defer receipt of all or a portion of such Compensation that he is eligible to receive from the Company as a Deferral under the Plan for such calendar year. Such election shall be irrevocable, upon delivery of the Election Form to the Committee, as of the end of such December 31 with respect to the Compensation for which an election has been made. Notwithstanding the foregoing, a Director who has not previously been eligible to participate in the Plan or in any other nonqualified account balance plan of the Company that is required to be aggregated with the Plan pursuant to Section 409A, may file an Election Form with the Committee prior to, or within 30 days of, the date on which he first becomes a Director to participate in the Plan and to defer all or a portion of his Compensation to be earned for services to be performed subsequent to the filing of the Election Form and ending on December 31 of the calendar year in which such filing occurs.
2.3 Special Transition Elections.
(a) Changes in Payment Elections. During 2005, 2006, 2007, and 2008, a Participant may make elections to receive payment of his Deferrals without complying with the requirements of Section 4.3; provided that any such election shall only be effective as follows:
(i) If made in 2006, it shall be applicable only with respect to amounts that would not otherwise be payable in 2006 and shall not cause an amount to be paid in 2006 that would not otherwise be payable in 2006; and
(ii) If made in 2007, it shall be applicable only with respect to amounts that would not otherwise be payable in 2007 and shall not cause an amount to be paid in 2007 that would not otherwise be payable in 2007; and

(iii) If made in 2008, it shall be applicable only with respect to amounts that would not otherwise be payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
(b) 2005 Deferral Elections. In accordance with Q&A-21 of Notice 2005 — 1 and Section 3.06 of Notice 2006-79, initial deferral elections for calendar year 2005 were permitted to be made on or before March 15, 2005, with respect to amounts that were not paid or payable at the time of such election.
2.4 Other Election Provisions. Each Participant shall indicate on his Election Form the allocation of the Deferral to be deemed invested in the Funds. Subject to the provisions of Article IV and Section 5.7, amounts deferred pursuant to an election made under the Plan shall be deemed invested in the Funds and shall be distributed in the manner and at the time set forth on the applicable Election Form.
ARTICLE III
ACCOUNTS AND INVESTMENTS
3.1 Establishment and Crediting of Accounts. The Deferral Account of each Participant shall have subaccounts that shall reflect the Funds into which Deferrals are deemed invested and credited pursuant to the applicable Election Form filed by the Participant with the Committee.
3.2 Amount of Deferrals. If a Participant elects to have Compensation deferred under the Plan as a Deferral and invested in a Fund, other than a Fund comprised of Common Shares, 100% of the amount of such Deferral deemed so invested in such Fund shall be credited to his Deferral Account and subaccounts in accordance with his duly filed Election Form. If the Participant elects to have some or all of his compensation deferred under the Plan as a Deferral and invested in a Fund comprised of Common Shares, prior to January 1, 2009, 125% of the amount of such Deferral, and on and after January 1, 2009, 100% of the amount of such Deferral, deemed so invested in such Fund shall be credited to his Deferral Account and subaccounts in accordance with the terms of his duly filed Election Form. Any such Deferral shall be credited to the Deferral Account of a Participant as of the last day of the Fiscal Year quarter during which the Deferral would have otherwise been payable to such Participant.
3.3 Adjustment of Accounts. As of each Valuation Date, the value of each Deferral Account shall be adjusted to reflect deemed earnings, losses, dividends, distributions, and credits in accordance with procedures adopted by the Committee or the Board. Common Shares of a Fund credited to any Deferral Account shall be valued at Fair Market Value.

ARTICLE IV
DISTRIBUTION OF ACCOUNTS
4.1 Form of Payments. The value of a Participant’s Deferral deemed invested in a Fund comprised of Common Shares shall be distributed in Common Shares and the value of a Participant’s Deferral deemed otherwise invested shall be distributed in cash. Such value shall be determined as of the most recent Valuation Date. Subject to the provisions of Section 4.2, a distribution of the value of a Deferral from a Participant’s Deferral Account shall be made either in a lump sum or in substantially equal annual installments over a period of not more than ten years and commencing as of a date specified in such Participant’s Election Form with respect to such Deferral.
4.2 Time of Payments. In accordance with the provisions of Section 409A, a Participant shall specify on his Election Form, at the time he defers Compensation, an objectively determinable payment date, which may include attainment of a specific age, a date certain, or Separation from Service. Except as otherwise provided in this Article IV, distribution of the value of a Deferral (and related earnings and losses) from a Participant’s Deferral Account shall commence within 60 days of the date specified for commencement on his applicable Election Form; provided, however, that if such 60-day period begins in one calendar year and ends in another, the Participant shall not have a right to designate the calendar year of payment.
4.3 Changing Time or Form of Payments. A Participant may elect to delay payment or to change the form of payment of the value of a Deferral, if all the following conditions are met:
(i) Such election will not take effect until at least twelve months after the date on which the election is made; and
(ii) The payment with respect to which such election is made is deferred for a period of not less than five years from the date such payment would otherwise be made; and
(iii) Any election for a “specified time (or pursuant to a fixed schedule)” within the meaning of Section 409A(a)(2)(A)(iv) of the Code, may not be made less than twelve (12) months prior to the date of the first scheduled payment.
To the extent permitted under Section 409A, installment payments shall be treated as a single payment.
4.4 No Acceleration. Except as permitted under Section 409A, no acceleration of the time or form of payment of a Participant’s Deferral from his Deferral Account shall be permitted.

4.5 Emergency Distribution. Upon the written request of a Participant and the showing of an Unforeseeable Emergency, the Committee may, upon its determination that such an emergency exists, direct that an amount of such Participant’s Deferral Account be paid to him. The amount that can be paid shall not exceed the amount necessary to satisfy the Unforeseeable Emergency plus an amount necessary to pay taxes reasonably anticipated because of such distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation would not itself cause severe financial hardship). Payment shall be made within 30 days of the Committee’s determination that an Unforeseeable Emergency exists.
4.6 Distribution Upon Death. In the event that a Participant dies prior to commencement of payments or while receiving payments under the Post-2004 Terms, the Company shall pay his Beneficiary the remainder of his Deferral Account under the Post-2004 Terms in a single sum within 60 days of the Participant’s death. The Company shall provide each Participant with the form for designating his Beneficiary. A Participant may change his Beneficiary designation at any time (without the prior consent of any prior Beneficiary) by executing a revised Beneficiary designation form and delivering it to the Company before his death. If no Beneficiary is designated or if the Beneficiary predeceases the Participant or cannot be located, the Participant’s Deferral Account shall be paid to the Participant’s estate.
4.7 Distribution in the Event of a Change in Control. Notwithstanding any other provision of the Post-2004 Terms to the contrary, to the extent permitted under Section 409A, the Deferral Account of a Participant under the Post-2004 Terms shall be distributed to such Participant within ten days following the Change of Control or deferred for payment at a later specified date pursuant to the election made by the Participant on his Election Form.
4.8 Taxes. In the event any taxes are required by law to be withheld or paid from any Deferrals or payments under the Plan, the Committee shall cause such amounts to be withheld from other income or from such payments and shall transmit the withheld amounts to the appropriate taxing authority.
ARTICLE V
MISCELLANEOUS
5.1 Amendment and Termination of Plan. The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no amendment or termination shall affect the rights of Participants to amounts previously credited to their Deferral Accounts pursuant to Section 3.2.

5.2 Non-Alienation. No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance. If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his rights or benefits under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him, his interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his spouse, children, or other dependents as the Committee may select.
5.3 Payment of Benefits to Others. If any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, sister, adult child, or any other individual deemed by the Company to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 5.3 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.
5.4 Taxability of Plan Benefits. The Plan is intended to be treated as an unfunded deferred compensation plan under the Code. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to a Participant or his Beneficiary under Section 409A, the amounts credited to such Participant’s Deferral Account which become so taxable shall be distributed immediately to him; provided, however, that in no event shall amounts so payable under the Plan to a Participant exceed the value of his Deferral Account.
5.5 Funding. The Company may cause Plan benefits to be paid from the Trust which is a grantor trust that may provide full funding of the Plan benefits in the event of a potential Change in Control or Change in Control. Subject to the provisions of the Trust, the obligation of the Company under the Plan to provide a Participant or Beneficiary with a benefit constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company. Notwithstanding any other provision of the Plan, Plan benefits shall be limited to the balance of a Participant’s Deferral Account.
5.6 Section 16b Procedures. In conjunction with rules promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, the Company has established Section 16b Procedures which affect certain transactions under the Plan involving Employer Securities held for the benefit of a Director. Such Procedures, which are hereby incorporated into the Plan shall constitute for all purposes a part of the Plan. In the event that the Procedures conflict with any other provision of the Plan, the Procedures shall override such other provision and shall be controlling. For purposes of this Section, the following terms shall have the meaning hereinafter set forth.
(a) The term “Employer Security” shall mean any qualifying employer security as defined in Section 407(d)(5) of ERISA which is also an equity security as defined under the Securities Exchange Act of 1934, as amended.
(b) The term “Officer” shall mean any person who is designated as an “Officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(c) The term “Section 16b Procedures” or “Procedures” shall mean the Administrative Procedures Applicable to Officers and Directors Under Employee Benefit Plans Maintained by Applied Industrial Technologies, Inc., effective as of January 1, 1997, with all amendments, supplements, and modifications thereafter made.
5.7 Interpretation. The Board and the Committee shall have full power and authority to interpret, construe, and administer the Post-2004 Terms, and the interpretation and construction thereof and actions thereunder by the Board or the Committee, including any valuation of a Participant’s Deferral Account and the amount or recipient of the payments to be made from such Deferral Account, shall be binding and conclusive on all persons for all purposes. No member of the Board and no designee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.
5.8 Claims Procedures. Generally, benefits shall be paid under the Post-2004 Terms without the necessity of filing a claim. Any Director, Participant, Beneficiary, or other person who believes he is entitled to a benefit under the Post-2004 Terms (hereinafter referred to as the “Claimant”) may file a written claim with the Company. A claim must state with specificity the determination desired by the Claimant.
The Company shall consider the Claimant’s claim within a reasonable time, but no later than 90 days of receipt of the claim. If the Company determines that special circumstances require an extension of time for processing the claim, the Company shall notify the Claimant in writing of the extension before the end of the initial 90-day period and the written notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to make a decision. The extension of time shall not exceed 90 days from the end of the initial 90-day period.
The Company shall notify the Claimant (in writing or electronically) that a determination has been made and that the claim is either allowed in full or denied in whole or in part. If the claim is denied in whole or in part, the Company shall notify (in writing or electronically) such Claimant or an authorized representative of the Claimant, as applicable, of any adverse benefit determination within 90 days of receipt of the claim. Any adverse benefit determination notice shall describe the specific reason or reasons for the denial, refer to the specific Plan provisions on which the determination was based, describe any additional material or information necessary for the Claimant to perfect his claim and explain why that material or information is necessary, describe the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial upon review. If the notification is made electronically, it must comply with applicable Department of Labor Regulations.

Upon receipt of an adverse benefit determination, a Claimant may, within 60 days after receiving notification of that determination, submit a written request asking the Board to review the Claimant’s claim. Each Claimant, when making his request for review of his adverse benefit determination, shall have the opportunity to submit written comments, documents, records, and any other information relating to the claim for benefits. Each Claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such Claimant’s claim for benefits. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether the information was submitted or considered in the initial benefit determination. If a Claimant does not submit his request for review in writing within the 60-day period described above, his claim shall be deemed to have been conclusively determined for all purposes of the Plan and the adverse benefit determination will be deemed to be correct.
If the Claimant submits in writing a request for review of the adverse benefit determination within the 60-day period described above, the Company (or its designee) shall notify (in writing or electronically) him of its determination on review within a reasonable period of time but not later than 60 days from the date of receipt of his request for review, unless the Company (or its designee) determines that special circumstances require an extension of time. If the Company (or its designee) determines that an extension of time for processing a Claimant’s request for review is required, the Company (or its designee) shall notify him in writing before the end of the initial 60-day period and inform him of the special circumstances requiring an extension of time and the date by which the Company (or its designee) expects to render its determination on review. The extension of time will not exceed 60 days from the end of the initial 60-day period.
If the Company (or its designee) confirms the adverse benefit determination upon review, the notification will describe the specific reason or reasons for the adverse determination, refer to the specific Plan provisions on which the benefit determination is based, include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim and include a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA, and any other required information under applicable Department of Labor Regulations. The claims procedure described above shall be administered in a manner not inconsistent with Section 503 of ERISA and applicable Department of Labor Regulations.
A Claimant’s compliance with the foregoing claims procedures shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.
5.9 Section 409A. Notwithstanding any provision to the contrary in the Plan, nothing shall restrict the Company’s right to amend the Plan, the Post-2004 Terms, the Frozen Terms, any deferral agreement, and/or any deferral Election Form, without the consent of Participants and without additional consideration to affected Participants, to the extent necessary to avoid taxation, penalties, and/or interest arising under Section 409A, even if such amendments reduce, restrict, or eliminate rights granted thereunder before such amendments. Although the Company shall use its best efforts to avoid the imposition of taxation, penalties, and/or interest under Section 409A, tax treatment of deferrals and other credits under the Plan (whether the Frozen

Terms or the Post-2004 Terms) is not warranted or guaranteed. If, at any time, it is determined that amounts deferred pursuant to the Plan are currently taxable to a Participant or his Beneficiary under Section 409A, the amounts credited to such Participant’s Deferral Account which become so taxable shall be distributed immediately to him; provided, however, that in no event shall amounts so payable under the Plan to a Participant exceed the value of his Deferral Account. Notwithstanding the foregoing, the Company, the Board, any Affiliate, or any delegatee shall not be held liable for any taxes, penalties, interest, or other monetary amounts owed by any Participant, Director, Beneficiary, or other person as a result of the deferral or payment of any amounts under the Plan (whether the Frozen Terms or the Post-2004 Terms) or as a result of the administration of amounts subject to the Plan (whether the Frozen Terms or the Post-2004 Terms).
5.10 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
5.11 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio, without regard to its conflict or choice of law principles.
Executed at Cleveland, Ohio, this 11 day of December, 2008.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
By:	/s/ David L. Pugh
Title: Chairman & CEO